FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
BARBARA A. RUDY
SENIOR VICE PRESIDENT
SHAREHOLDER RELATIONS
(845) 986 2206 Ext. 2238

WARWICK COMMUNITY BANCORP INC.
ANNOUNCES ANNUAL MEETING DATE

Warwick, New York, January 18, 2002 - Warwick Community Bancorp, Inc. (the "Company") (NASDAQ:WSBI), the holding company for The Warwick Savings Bank and The Towne Center Bank, announced that April 16, 2002 has been established as the date of the 2002 Annual Shareholders' Meeting. The meeting will be held at The Inn at Central Valley in Central Valley, New York, at 9:30 a.m. The close of business March 1, 2002 has been set as the record date for the meeting. Proxy materials are expected to be mailed to the Company's shareholders during March.

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered stock commercial bank. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates five additional branches in Monroe, Woodbury, Wallkill, and Newburgh, Orange County, New York, and in Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey, and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. Both Banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.